Exhibit 99.1

BASS PRO SHOPS COMPLETES ACQUISITION OF CABELA’S

Combined Company to Offer Enhanced Experiences for Outdoor Enthusiasts with

Complementary Product Offerings and Geographic Footprints

SPRINGFIELD, Mo. & SIDNEY, Neb., September 25, 2017– Bass Pro Shops and Cabela’s Incorporated (NYSE:CAB), two iconic American outdoor companies, today announced they have successfully completed the transaction in which Bass Pro Shops acquired Cabela’s for $61.50 per share in cash, representing an aggregate transaction value of approximately $5.0 billion. As a result of the completion of this transaction, Cabela’s common stock will no longer be listed for trading on the New York Stock Exchange.

The completion of this transaction formally brings together three of the nation’s premier sporting brands: Bass Pro Shops, a leader in fishing; Cabela’s, a leader in hunting; and White River Marine Group, a leader in boating, which is part of Bass Pro Shops. The combined company will now offer expanded product line and geographic footprint, creating enhanced benefits for outdoor enthusiasts.

The completion of this transaction marks a historic moment for American outdoor enthusiasts. The combination brings together three companies that share humble origins, an abiding love for the outdoors and a passion for supporting conservation and serving sportsmen and sportswomen.

“We look forward to growing and celebrating conservation as we work to provide our combined customer base with enhanced product offerings, unique outdoor experiences and unrivaled services,” said Johnny Morris, founder and CEO of Bass Pro Shops.

In connection with the transaction, Synovus Bank, a wholly owned subsidiary of Synovus Financial Corp. (NYSE: SNV) completed its acquisition of certain assets and liabilities of World’s Foremost Bank (“WFB”), a wholly owned subsidiary of Cabela’s Incorporated for approximately $1.2 billion. Synovus also completed the sale of WFB’s credit card assets and related liabilities to Capital One Bank (USA), National Association (“Capital One”), a wholly owned subsidiary of Capital One Financial Corporation (NYSE:COF). Capital One will be the exclusive issuing partner of Cabela’s branded CLUB Visa program pursuant to a 10-year program agreement.

Bass Pro Shops is a leading destination retailer offering outdoor gear and apparel in an immersive setting. Founded in 1972 when avid young angler Johnny Morris began selling tackle out of his father’s liquor store in Springfield, Missouri, today the company consists of more than 100 retail and marine centers along with world-class resort destinations like Big Cedar Lodge, America’s Premier Wilderness Resort. White River Marine Group, also founded by Morris, is the largest manufacturer of boats in the world, offering an unsurpassed collection of industry-leading boat brands including TRACKER®, SUN TRACKER®, NITRO®, TAHOE®, REGENCY®, MAKO®, RANGER®, TRITON®, STRATOS® and ASCEND® among others. Cabela’s dates back to 1961 when Dick, Mary and Jim Cabela began a mail order service for outdoor products around their kitchen table in Chappell, Nebraska and today operates 89 stores. Under the conservation leadership of Johnny Morris, Bass Pro Shops is known as a national leader in protecting habitat and introducing families to the outdoors and has been named by Forbes as “one of America’s Best Employers.”

Media Contacts

Bass Pro Shops

press@basspro.com

417-873-4567